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SEC 1745  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
                                                      --------------------------


              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.  )*


                         HERSHA HOSPITALITY TRUST
--------------------------------------------------------------------------------
                            (Name of Issuer)

                      Priority Class A Common Stock
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                                427825104
            --------------------------------------------------------
                             (CUSIP Number)

                                 6/30/05
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 427825104
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

K.G. Redding & Associates, LLC
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person       126,500
With                       ----------------------------------------------------
                           6. Shared Voting Power

                           0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                           126,500
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                           0
-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person

126,500
-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

0.6%
-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)

IA
-------------------------------------------------------------------------------

                                        2
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ITEM 1.
     (a)  Name of Issuer

          Hersha Hospitality Trust
          --------------------------------------------------------------------
     (b)  Address of Issuer's Principal Executive Offices

          148 Sheraton Drive
          Box A, New Cumberland
          PA  17070
          --------------------------------------------------------------------

ITEM 2.
     (a)  Name of Person Filing

          KG REDDING & ASSOCIATES, LLC
          --------------------------------------------------------------------
     (b)  Address of Principal Business Office or, if none, Residence

          1 NORTH WACKER
          SUITE 4343
          CHICAGO, IL 60606-2841
          --------------------------------------------------------------------
     (c)  Citizenship

          Delaware Limited Liability Comp.
          --------------------------------------------------------------------
     (d)  Title of Class of Securities

          Priority Class A Common Shares
          --------------------------------------------------------------------
     (e)  CUSIP Number

          427825104
          --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  / / Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) /X/ An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                                        5
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ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               126,500
           --------------------------------------------------------------------
          (b)  Percent of Class:
               0.6%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        126,500
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        126,500
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Section 240.13d3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                                        6
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ITEM 10.  CERTIFICATION


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                 July 15, 2005
                             ---------------------------------------------------
                                                     Date

                                              /s/ Dianne Staples
                             ---------------------------------------------------
                                                   Signature

                             DIANNE STAPLES/CHIEF FINANCIAL & COMPLIANCE OFFICER
                             ---------------------------------------------------
                                                   Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS

           (SEE 18 U.S.C. 1001)

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